Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-150143
Dated May 23, 2008
At the General Meeting held on 23 April 2008, the shareholders of UBS AG approved the proposal of the Board of Directors to increase the share capital by the issuance of new registered shares.
In the frame of the capital increase and on the basis of your holding as per 22 May 2008, you have the right to take up the new registered shares on the following basis:

Number/Nominal	Security description	Sec. Code no.

WHR Z’ZZZ’ZZZ’ZZZ’ZZ9.999	registered shares UBS AG
CHF — .10

entitle to subscribe for

Number/Nominal	Security description	Sec. Code no.

WHR Z’ZZZ’ZZZ’ZZZ’ZZ9.999	registered shares UBS AG
CHF — .10

With Z’ZZ9.999	Subscription rights remaining.

     * Any changes in the position up to 26 May 2008 will be taken into consideration *

Subscription rights:	For every registered share of UBS AG, held on 26 May 2008 after close of business, you will receive 1 subscription right.

Subscription ration:	20 subscription rights entitle you to take up 7 new registered shares of UBS AG.

Please note that you may only exercise 20 subscription rights of a multiple thereof.

Subscription price:	CHF 21 per new registered share of UBS AG

Ex-date:	27 May 2008

Subscription period:	until 12 June 2008, noon

Rights trading:	from 27 May to 9 June 2008

Payment:	17 June 2008

Additional information

Dividend:	The new registered shares rank for dividend for the business year 2008.

Registration statement:	UBS AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, UBS AG, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free +1-866-541-9689.

Quotations of 21.05.2008	UBS reg. share: CHF 30.64
Subscription right: CHF 2.50 (theoretical value)

On the basis of not predictable fluctuations of the stocks markets, the value of the subscription right may be subject to substantial changes until the end of the trading period. Therefore the above-mentioned theoretical value and the calculated amounts listed on the enclosed reply form are only for informative purpose and are not binding.

If you wish to subscribe for the new shares, please use the enclosed form to send us your order.
Without your instructions until 5 June 2008, we shall sell your subscription rights on 9 June 2008 at the opening price and the proceeds of the sale will be credited to your account. If you have access to UBS e-banking, you may also sell your subscription rights via the Internet until 6 June 2008, 5:15 p.m. After this deadline, no rights may be traded via e-banking.
Yours very truly
UBS AG

Capital increase — Order
You hold in custody for me/us — ******** — UBS shares on 22 May 2008.
     *Any changes in the position up to 26 May 2008 will be taken into consideration*
With reference to your letter I/we ask you to execute the following instructions:

☐	Subscription of new shares by purchasing rights	New Shares: WHR Rights to purchase: Debit approx. WHR	ZZZ’ZZ9.999 Z’ZZ9.999 Z’ZZZ’ZZZ’ZZ9.99

☐	Subscription of new shares by selling rights	New Shares: WHR Rights to sale: Debit approx. WHR	ZZZ’ZZ9.999 Z’ZZ9.999 Z’ZZZ’ZZZ’ZZ9.99

☐	Sale of all rights	New Shares: WHR Rights to purchase: Credit approx. WHR	ZZZ’ZZ9.999 Z’ZZ9.999 Z’ZZZ’ZZZ’ZZ9.99

☐	Other instructions	New shares:	. . . . . . . . . . . . . . . .

		Rights to purchase:	. . . . . . . . . . . . . . . .

		Right to sell:	. . . . . . . . . . . . . . . .

Please indicate your choice clearly.
The transaction will be booked on the account No.    CHF.
Date: _____________________ Signature: _____________________